Exhibit 10.1

Unica Corporation Fiscal Year 2009 Executive Incentive Plan
I.	Objectives
The objectives of the FY09 Executive Incentive Plan (this “Plan”) are to recognize and reward members of the executive team (each, an “Executive”) for:
•	significant contribution to the Company’s growth and profitability; and

•	individual performance for the fiscal year (October 1, 2008 to September 30, 2009).
II.	Plan Participation
Eligibility for the plan is based on:
•	The Executive being a regular (i.e., not temporary), full-time or part-time employee who works at least 24 hours per week and who was hired on or before July 1st of the plan year.

•	If an Executive is on leave of absence (“LOA”) due to Short Term Disability, Long Term Disability, Maternity Leave, Unpaid Leave, FMLA, Military Leave or Sabbatical, the time on LOA must be less than or equal to eight business weeks of continuous absence or intermittent absences adding up to eight business weeks.

•	If the LOA is more than eight business weeks (intermittent or continuous), the potential bonus amount will be prorated for those periods worked as an active employee.
III.	Individual Incentive Payment Targets
•	The Executive participant’s incentive payment target amounts are recommended by the Chief Executive Officer (“CEO”) and approved by the Compensation Committee of the Board of Directors (“Compensation Committee”) (or in the case of the CEO, the amounts will be determined directly by the Compensation Committee).

•	Executive incentive payment target amounts under the Plan are prorated for those Executives who are hired or become eligible after the commencement of the Plan year.
IV.	Individual Evaluation
•	Each Executive’s incentive payment is determined by that Executive’s performance.

•	At the midpoint and end of the fiscal year, performance will be assessed by the CEO (or in the case of the CEO, directly by the Compensation Committee) and this assessment will determine the mid-year and year-end incentive payments.

•	It is in the CEO’s and Compensation Committee’s discretion to award an Executive his/her allotted bonus amount, additional bonus amount or diminished bonus amount depending on the Executive’s performance during the applicable review period.

V.	Incentive Payment Pool
The total amount available to all Executives for incentive payments to be made under the Plan (the “Incentive Payment Pool”) is determined by comparing the net FY2009 operating income (including any payments to be made under this Plan) versus the Operating Income goal set by the Compensation Committee during the FY2009 budget process. At 100% achievement, the Incentive Payment Pool will equal the sum of each Participant’s target incentive amount (the “Target Incentive Payment Pool”).
VI.	Individual Incentive Plan Payment Schedule
There are two payment schedules for incentive payments:
•	At the midpoint of the fiscal year, 25% of the Target Incentive Payment Pool will become funded. Executives employed by Unica as of December 31, 2008 will be eligible for the mid-year incentive payment. The CEO (or in the case of the CEO, the Compensation Committee) will make the determination to award the Executive his/her allotted bonus amount, additional bonus amount or diminished bonus amount all based on performance. All decisions will be reviewed by the CEO and/or the Compensation Committee, both of whom have the right to make any changes to an Executive’s mid-year payment at their discretion.

•	At the end of the fiscal year, the remainder of the Incentive Payment Pool will be distributed to the Executive. The CEO (or in the case of the CEO, the Compensation Committee) will make the determination to award the Executive his/her allotted bonus amount, additional bonus amount or diminished bonus amount based on the Executive’s performance. The Executive must be on active status on the date the incentive payment will be made. All decisions will be reviewed by the CEO and/or the Compensation Committee, both of whom have the right to make any changes to an Executive’s year-end payment at their discretion.
The Compensation Committee may, at its discretion, adjust the Incentive Payment Pool. Factors that could result in an adjustment to the total pool include future acquisitions, unforeseen extraordinary items, as well as any unseen future events with an impact on FY09 Operating Income. An adjustment may be adding additional funds, taking away funds or suspending funds from the Target Incentive Payment Pool.
VII.	Administration
•	Timing of Payments — The actual Incentive Payment Pool will be determined after the financial results of the Company for the fiscal year have been finalized and published. As a result, the year-end incentive payment will be made as soon as practicable after the release of final earnings for the fiscal year by the Company.

•	Voluntary Termination — An Executive’s eligibility to receive an incentive payment will terminate immediately upon the Executive’s termination date (last day worked). If the incentive payment is made after the termination date (last day worked), the Executive will not receive an incentive payment.

•	Involuntary Termination — An Executive’s eligibility to receive an incentive payment will terminate immediately upon the Executive’s termination date (last day worked). If the incentive payment is made after the termination date (last day worked), the Executive will not receive an incentive payment. The CEO reserves the right to evaluate and pay an incentive amount if he so chooses to those Executives that have been terminated involuntary without cause or have ceased employment due to a disability.
With regard to disputes arising out of the administration and/or interpretation of this Plan with respect to Executives, the CEO will make recommendations to the Compensation Committee (or in the case of the CEO, disputes will be handled directly by the Compensation Committee), who will make all final decisions on the determination of incentive payments in accordance with the Plan.